EXHIBIT 12

                       CENTURY TELEPHONE ENTERPRISES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)



                                          Three months         Nine months
                                       ended September 30   ended September 30
                                       ------------------   -------------------
                                         1995      1994       1995       1994
                                       --------  --------   --------   --------
                                           (Dollars expressed in thousands)

Net income                             $31,880    24,613     85,047     65,299
Income taxes                            18,900    15,176     53,395     38,867
                                       -------   -------    -------    -------

Income before income taxes              50,780    39,789    138,442    104,166

Adjustments to earnings:

Fixed charges                           10,924    11,513     32,771     30,839
Capitalized interest                      (301)     (191)      (490)      (286)
Gross earnings from unconsolidated
  cellular partnerships                 (6,602)   (4,943)   (14,764)   (10,991)
Distributed earnings from uncon-
  solidated cellular partnerships        1,662     2,114      3,048      3,950
Gross losses from unconsolidated
  cellular partnerships                      -       339         64        412
Minority losses from majority-
  owned subsidiaries                       (80)      (80)      (208)      (220)
                                       -------   -------    -------    -------

Earnings as adjusted                   $56,383    48,541    158,863    127,870
                                       =======   =======    =======    =======

Fixed charges:

Interest expense                       $10,924    11,513     32,771     30,839
                                       =======   =======    =======    =======

Ratio of earnings to fixed charges        5.16      4.22       4.85       4.15
                                       =======   =======    =======    =======






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